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                                                                   EXHIBIT 99.6

             [Letterhead of Dresdner Kleinwort Wasserstein, Inc.]

Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020

Ladies and Gentlemen:

   We hereby consent to (i) the use of our opinion letter, dated December 13, 2001, to the Board of Directors of Price Communications Corporation, included as Annex F to the Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 (the "Registration Statement") of Verizon Wireless of the East LP relating to the transactions contemplated by the Transaction Agreement, dated as of December 18, 2001, among Cellco Partnership, Verizon Wireless of the East LP, and Price Communications Corporation and its subsidiaries, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY" and "THE VERIZON TRANSACTIONS." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the word "experts" as used in the Securities Act and the rules and regulations promulgated thereunder.

                                          /s/  DRESDNER KLEINWORT WASSERSTEIN,
                                               INC.

New York, New York
February 7, 2002